Exhibit 99.1

Revolution Medicines Reports First Quarter 2026 Financial Results and Update on Corporate Progress

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Daraxonrasib demonstrated unprecedented survival benefit in Phase 3 RASolute 302 trial in previously treated metastatic pancreatic cancer; detailed results will be presented in upcoming ASCO Plenary presentation
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RASolute 302 data planned for submission to global regulatory authorities, including the U.S. Food and Drug Administration
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AACR 2026 presentations reinforce the breadth and strength of company’s RAS(ON) portfolio, highlighting continued progress and novel approaches to RAS(ON) inhibition
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Strengthened financial position with financings totaling $2.2 billion in gross proceeds
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Revolution Medicines to hold webcast today at 4:30 p.m. Eastern Time

REDWOOD CITY, Calif., May 6, 2026 (GLOBE NEWSWIRE) -- Revolution Medicines, Inc. (Nasdaq: RVMD), a late-stage clinical oncology company developing targeted therapies for patients with RAS-addicted cancers, today announced its financial results for the quarter ended March 31, 2026, and provided an update on corporate progress.

“Last month we reported positive results from the RASolute 302 trial of daraxonrasib, demonstrating an unprecedented improvement in overall survival in patients with previously treated metastatic pancreatic cancer,” said Mark A. Goldsmith, M.D., Ph.D., chief executive officer and chairman of Revolution Medicines. “These results, which we intend to submit to global health authorities, mark a major advance for patients and strengthen our conviction in our RAS(ON) inhibition strategy across RAS-driven cancers. Reinforced by a growing body of evidence supporting our portfolio led by four innovative clinical-stage RAS(ON) inhibitors and continued expansion of our commercialization capabilities, our goal is to build Revolution Medicines into a leading targeted oncology company capable of delivering impactful therapies to patients worldwide.”

Clinical Highlights

Pancreatic Ductal Adenocarcinoma (PDAC)

Daraxonrasib in PDAC

Daraxonrasib, a pioneering oral RAS(ON) multi-selective inhibitor, continues to demonstrate a differentiated clinical profile across lines of therapy and in both monotherapy and combination settings.

The company recently announced positive topline results from the pivotal, randomized Phase 3 RASolute 302 trial in second line (2L) PDAC, marking a major milestone in the development of daraxonrasib by showing its potential to improve patient outcomes. Daraxonrasib demonstrated statistically significant and clinically meaningful improvements in progression-free survival (PFS) and overall survival (OS) compared to standard of care cytotoxic chemotherapy. In the overall (intent-to-treat) study population, daraxonrasib demonstrated a median OS of 13.2 months versus 6.7 months for chemotherapy (hazard ratio 0.40; p<0.0001). Daraxonrasib was generally well tolerated, with no new safety signals.

These results are considered final for PFS and OS, and Revolution Medicines intends to submit these data to global regulatory authorities, including as part of a New Drug Application to the U.S. Food and Drug Administration (FDA) under the Commissioner’s National Priority Voucher program. The results will also be presented in a Plenary Session at the 2026 American Society of Clinical Oncology (ASCO) Annual Meeting. Following the FDA’s “safe to proceed” determination, the company has initiated an Expanded Access Program (EAP) for daraxonrasib in patients with previously treated PDAC, as previously disclosed.

The company also presented at the 2026 American Association for Cancer Research (AACR) Annual Meeting updated clinical data from two Phase 1/2 clinical trials for daraxonrasib as monotherapy and in combination with chemotherapy in first line (1L) PDAC. The data further support the broad clinical impact of daraxonrasib and bolster the rationale for the ongoing RASolute 303 study:

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RMC-6236-001: Daraxonrasib monotherapy demonstrated a manageable safety profile and encouraging clinical activity, including early signs of durability.
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RMC-GI-102: Daraxonrasib in combination with standard of care chemotherapy demonstrated a manageable safety profile and encouraging clinical activity, including early signs of durability.

The company continues to evaluate daraxonrasib in two additional global randomized registrational Phase 3 studies in adjuvant and 1L metastatic PDAC:

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RASolute 303: The company recently announced that it has begun treating patients to evaluate daraxonrasib as monotherapy and in combination with chemotherapy in patients with 1L metastatic disease.

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RASolute 304: Enrollment continues in the registrational trial evaluating daraxonrasib monotherapy in the adjuvant setting in patients with resectable pancreatic cancer following surgery and perioperative chemotherapy.

Daraxonrasib recently received a positive opinion from the European Medicines Agency (EMA) on Orphan Drug Designation (ODD) for the treatment of pancreatic cancer, following prior ODD granted by the FDA. Previously daraxonrasib was also awarded Breakthrough Therapy Designation and a Commissioner’s National Priority Voucher for pancreatic cancer from the FDA.

Zoldonrasib in PDAC

Zoldonrasib, an innovative oral RAS(ON) G12D-selective covalent inhibitor, has shown a highly differentiated safety and tolerability profile as monotherapy and is also being evaluated across a range of combination regimens.

The company is advancing two registrational PDAC 1L Phase 3 studies incorporating zoldonrasib in combination:

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RASolute 305: A randomized, double-blind, placebo-controlled trial evaluating zoldonrasib in combination with chemotherapy has been initiated.
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RASolute 309: The company remains on track to initiate, in the second half of 2026, a registrational trial evaluating the RAS(ON) inhibitor doublet combination of zoldonrasib plus daraxonrasib.

Non-Small Cell Lung Cancer (NSCLC)

Daraxonrasib in NSCLC

RASolve 301, a global, randomized Phase 3 trial evaluating daraxonrasib monotherapy in patients with previously treated NSCLC, continues enrolling patients in the U.S. and globally; the company anticipates substantially completing enrollment this year.

The company remains on track to provide an update on its plans for advancing daraxonrasib combination therapy in 1L NSCLC this year.

Zoldonrasib in NSCLC

The company presented data at the AACR Annual Meeting evaluating zoldonrasib monotherapy in patients with previously treated RAS G12D NSCLC, which demonstrated encouraging clinical activity and a generally well tolerated safety profile consistent with previously reported findings. The Phase 2 monotherapy expansion cohort in patients with previously treated NSCLC has fully enrolled to provide a more robust assessment of clinical activity and increased optionality.

The company remains on track to initiate RASolve 308, a randomized, placebo-controlled Phase 3 trial evaluating zoldonrasib in combination with standard of care as 1L treatment for patients with metastatic RAS G12D NSCLC, in the first half of 2026.

Elironrasib in NSCLC

The company remains on track to share an update on its registrational strategy for elironrasib, an innovative oral RAS(ON) mutant-selective inhibitor that binds selectively and covalently to RAS G12C, in 2026.

Colorectal Cancer (CRC)

The company is advancing multiple combination trials in colorectal cancer, including evaluations of RAS(ON) inhibitor doublets and combinations with standard of care and other investigational approaches.

The company remains on track to share updated combination data in CRC this year as it evaluates potential paths toward pivotal development.

Clinical Collaborations

The company’s development efforts continue to involve clinical collaborations studying its RAS(ON) inhibitors with other targeted therapies, including:

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The APEX-103 trial, conducted in collaboration with Summit Therapeutics, Inc. (Summit), is ongoing, evaluating Revolution Medicines’ RAS(ON) inhibitors in combination with ivonescimab, Summit’s PD-1/VEGF bispecific antibody, across multiple solid tumor settings.
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A clinical collaboration with Tango Therapeutics, Inc. (Tango) is ongoing, evaluating Revolution Medicines’ RAS(ON) inhibitors in combination with vopimetostat,

Tango’s MTA-cooperative PRMT5 inhibitor, in patients with tumors carrying both a RAS mutation and MTAP deletion.
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A clinical collaboration with Bristol Myers Squibb (BMS) is ongoing, evaluating daraxonrasib in combination with navlimetostat, BMS’ MTA-cooperative PRMT5 inhibitor, in patients with pancreatic cancer whose tumors carry both a RAS mutation and MTAP deletion.

Early-Stage Programs

RMC-5127

RMC-5127, an oral RAS(ON) G12V-selective inhibitor, is currently being evaluated in a first-in-human clinical trial, with patients actively enrolling in the dose escalation portion of the study. The company remains on track to identify a recommended monotherapy Phase 2 dose for this compound in the second half of 2026.

Innovative New Class of RAS(ON) Inhibitors

At the AACR Annual Meeting the company presented preclinical data showing that RM-055, a representative compound from a novel class of mutant-targeted catalytic RAS(ON) inhibitors, demonstrated deep and durable antitumor activity, including in tumors with acquired RAS-dependent resistance, across RAS G12 PDAC, NSCLC and CRC preclinical models.

The company remains on track to initiate a first-in-human clinical trial of RM-055 in the fourth quarter of 2026.

Other Corporate Updates

In April 2026, the company strengthened its balance sheet with the closing of concurrent upsized public offerings of $1,725.0 million in common stock and $500.0 million in aggregate principal amount of 0.50% convertible senior notes due 2033, raising total gross proceeds of $2,225.0 million before deducting underwriting discounts, commissions and offering expenses.

In support of the company’s growing global commercialization capabilities, the company also recently appointed several leaders across the Japan and Asia Pacific (JPAC), and European regions: Neil MacGregor as senior vice president and general manager for JPAC,

Tetsuo Endo as vice president and general manager of Japan, and Martin Voelkl as vice president and general manager of Germany.

Financial Highlights

First Quarter Results

Cash Position: Cash, cash equivalents and marketable securities were $1.9 billion as of March 31, 2026. In April 2026, the company received $2.1 billion in net proceeds from the April 2026 concurrent financings.

Stock-Based Compensation Expense: Stock-based compensation expense was $87.3 million for the quarter ended March 31, 2026, compared to $25.1 million for the quarter ended March 31, 2025. In the first quarter of 2026, the company updated its equity compensation program to introduce retirement benefits for employees who meet specific minimum age and service requirements. The modification of this program resulted in increased and accelerated recognition of stock-based compensation expense for eligible awards, including an incremental $44.6 million for the quarter ended March 31, 2026. As a result of this update, the company is increasing its estimates of full year 2026 stock-based compensation expense by approximately $80 million and now expects full year 2026 stock-based compensation expense to be between $260 and $280 million.

R&D Expenses: Research and development expenses were $344.0 million for the quarter ended March 31, 2026, compared to $205.7 million for the quarter ended March 31, 2025. The increase was primarily driven by higher clinical trial and manufacturing expenses for daraxonrasib and zoldonrasib, increased personnel-related costs due to additional headcount, and higher stock-based compensation expense related to changes in retirement provisions for equity awards and increased headcount.

G&A Expenses: General and administrative expenses were $101.3 million for the quarter ended March 31, 2026, compared to $35.0 million for the quarter ended March 31, 2025. The increase was primarily driven by higher stock-based compensation expense related to changes in retirement provisions for equity awards and increased headcount, higher personnel-related costs associated with additional headcount, increased commercial preparation activities, and higher administrative costs.

Net Loss: Net loss was $453.8 million for the quarter ended March 31, 2026, compared to net loss of $213.4 million for the quarter ended March 31, 2025.

Financial Guidance

Revolution Medicines is updating its full year 2026 GAAP operating expenses guidance to a range of $1.7 to $1.8 billion. The expected increase in 2026 GAAP operating expenses is due to higher projected non-cash stock-based compensation expense for full year 2026, now estimated to be between $260 and $280 million, as described earlier.

Webcast

Revolution Medicines will host a webcast this afternoon, May 6, 2026, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To listen to the live webcast, or access the archived webcast, please visit: https://ir.revmed.com/events-and-presentations. Following the live webcast, a replay will be available on the company’s website for at least 14 days.

About Revolution Medicines, Inc.

Revolution Medicines is a late-stage clinical oncology company developing novel targeted therapies for patients with RAS-addicted cancers. The company’s R&D pipeline comprises RAS(ON) inhibitors designed to suppress diverse oncogenic variants of RAS proteins. The company’s RAS(ON) inhibitors daraxonrasib (RMC-6236), a RAS(ON) multi-selective inhibitor; elironrasib (RMC-6291), a RAS(ON) G12C-selective inhibitor; zoldonrasib (RMC-9805), a RAS(ON) G12D-selective inhibitor; and RMC-5127, a RAS(ON) G12V-selective inhibitor, are currently in clinical development. Additional development opportunities in the company’s pipeline focus on RAS(ON) mutant-selective inhibitors, including RMC-0708 (Q61H) and RMC-8839 (G13C). For more information, please visit www.revmed.com and follow us on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release that are not historical facts may be considered “forward-looking statements,” including without limitation statements regarding the company’s financial projections and guidance; the company’s plans for regulatory filings, including its plan to submit data from RASolute 302 to global regulatory authorities, including to the FDA under the Commissioner’s National Priority Voucher program; the company’s development opportunities, plans and timelines and its ability to build or advance its portfolio and R&D pipeline; progression of clinical studies findings from these studies, including the tolerability, safety, and potential efficacy of the company’s candidates being studied; the company’s expectations regarding timing of clinical trial strategies, milestones, initiation, enrollment and data readouts or disclosures and clinical trial designs; the company’s ability discover and develop approaches that improve outcomes for patients with RAS-addicted cancers; collaborations, including the aims and expected benefits of the company’s collaborations with Summit, Tango, and Bristol Myers Squibb; plans for developing any of the company’s product candidates as part of a combination treatment; sources of capital

Forward-looking statements are typically, but not always, identified by the use of words such as “aims,” “anticipate,” "believe," "estimate," "expect," "plan," “potential,” “project,” “up to,” "will" and other similar terminology indicating future results. Such forward-looking statements are subject to substantial risks and uncertainties that could cause the company’s development programs, future results, performance, or achievements to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation risks and uncertainties inherent in the drug development process, including the company’s programs’ development stages, the process of designing and conducting preclinical and clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, commercialization preparation and launch readiness, the company’s ability to successfully establish, protect and defend its intellectual property, other matters that could affect the sufficiency of the company’s capital resources to fund operations, reliance on third parties for manufacturing and development efforts, changes in the competitive landscape, and the effects on the company’s business of the global events, such as international conflicts or global pandemics. For a further description of the risks and uncertainties that could cause actual results to differ from those anticipated in these forward-looking statements, as well as risks relating to the business of Revolution Medicines in general, see Revolution Medicines’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2026, and its future periodic reports to be filed with the SEC. Except as required by law, Revolution Medicines undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances, or to reflect the occurrence of unanticipated events.

Revolution Medicines Media & Investor Contact:
 media@revmed.com
 investors@revmed.com

REVOLUTION MEDICINES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Operating expenses:
Research and development	$343,970	$205,749
General and administrative	101,252	35,011
Total operating expenses	445,222	240,760
Loss from operations	(445,222)	(240,760)
Non-operating income (expense), net:
Interest income	19,508	24,915
Interest expense	(12,197)	—
Change in fair value of warrant liability	(15,788)	2,439
Other expense, net	(117)	(10)
Total non-operating income (loss), net	(8,594)	27,344
Net loss	$(453,816)	$(213,416)
Net loss per share attributable to common stockholders - basic and diluted	$(2.29)	$(1.13)
Weighted-average common shares used to compute net loss per share, basic and diluted	198,098,047	188,145,904

REVOLUTION MEDICINES, INC.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	March 31, 2026	December 31, 2025

Cash, cash equivalents and marketable securities	$1,908,084	$2,025,679
Working capital (1)	1,678,314	1,784,613
Total assets	2,253,737	2,354,508
Total liabilities	753,820	723,211
Total stockholders' equity	1,499,917	1,631,297

(1)
Working capital is defined as current assets less current liabilities.